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                                                             Exhibit 99(a)(5)(H)

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                              SIMON PROPERTY GROUP
                                       AND
                                WESTFIELD AMERICA

                      PROPOSED $20.00 PER SHARE ALL-CASH OFFER
                                   TO ACQUIRE
                                 TAUBMAN CENTERS

                                JANUARY 15, 2003

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Simon has filed tender offer materials with the SEC under cover of Schedule TO under applicable federal securities laws. The complete terms and conditions of the offer are set forth in the Offer to Purchase and the Letter of Transmittal relating to the tender offer, as amended, copies of which are available via EDGAR at the SEC website at www.sec.gov or by contacting the information agent, MacKenzie Partners, Inc. at (800) 322-2885.


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THE OFFER


Simon Property Group and Westfield America, the world's two leading owners of regional malls, have joined to make a compelling ALL-CASH tender offer to acquire all of the common shares of Taubman Centers (TCO) for $20.00 PER SHARE.



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                                   A COMPELLING TRANSACTION FOR TCO SHAREHOLDERS


The offer represents SUBSTANTIAL, IMMEDIATE and CERTAIN consideration for TCO common shareholders:

o        All-cash offer for 100% of outstanding common shares

o        No financing conditions

o        Not subject to due diligence

o Not subject to participation by limited partners of Taubman Realty Group operating partnership


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                                           UNPRECEDENTED PREMIUM TO SHAREHOLDERS


This fully-priced offer represents an UNPRECEDENTED premium for TCO shareholders:

o        50% PREMIUM to TCO closing price before Simon made initial offer

o 25% PREMIUM to TCO's all-time (10-year) closing high prior to Simon's first offer

o        25% PREMIUM to yesterday's TCO closing price

TCO's closing price was $13.32 on October 15, 2002, the day before Simon made its first offer to TCO.


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TCO STOCK PRICE FROM IPO TO PRESENT


[GRAPH OMITTED]

[The graph depicts the share price of the common stock of Taubman Centers, Inc. beginning on November 20, 1992 and ending on January 14, 2003 and shows that the Offer Price of $20.00 per Share represents (i) a 50% premium to the closing price on October 15, 2002, the date preceding Simon's initial offer to Taubman Centers, Inc. regarding a potential transaction, (ii) a 25% premium to the closing price on April 15, 2002, the all-time highest closing price of the common stock of Taubman Centers, Inc. and (iii) a 25% premium to the closing price on January 14, 2002.]




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                                                             A CLEAR PROPOSITION


Simon and Westfield have a straightforward offer for TCO common shareholders:

o If at least 2/3 of the outstanding common shares are tendered by February 14, 2003 we will continue to pursue our acquisition

o        Otherwise, we will abandon our efforts to acquire TCO

TCO common shareholders must now decide whether they want to accept our compelling all-cash $20.00 per share offer.


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                                                         NO CREDIBLE ALTERNATIVE

TCO MANAGEMENT HAS OFFERED NO CREDIBLE PLAN TO DELIVER EQUIVALENT VALUE TO ITS SHAREHOLDERS.


TCO SHAREHOLDERS - IT SHOULD BE YOUR DECISION

                               TENDER YOUR SHARES


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